UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 29, 2002

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 865-5431

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On November 3, 2000, Huffy Corporation completed the sale of its then wholly owned subsidiary, Washington Inventory Service (“WIS”) to WIS Holdings Corp.  Under the terms of the Agreement and Plan of Reorganization, Huffy Corporation agreed to indemnify the purchaser and WIS against certain possible third party claims related to   the period prior to Huffy Corporation's sale of WIS.

In mid-September, 2002, the Los Angeles Superior Court certified a class of workers in the suit Perez v. Washington Inventory Service, which alleges violations of certain wage and labor laws by WIS in the State of California occurring both before and after Huffy Corporation's sale of WIS.  Although not named in the suit, Huffy Corporation was represented at the initial settlement mediation session of Perez v. Washington Inventory Service held on October 23, 2002, as a potential indemnitor.  The mediation session ended without resolution.

Then, on October 7, 2002 Huffy Corporation was added as a defendant in another suit against WIS,  Miranda v. Washington Inventory Service, filed in the United States District Court for the Central District of California, seeking class certification and alleging that WIS was obligated to cover the costs of employee uniforms and maintenance thereof. Like the Perez case, this suit seeks damages relating to periods both before and after Huffy Corporation's sale of WIS.  Under the suit, Huffy Corporation's potential liability is limited to the period prior to its sale of WIS.

Huffy Corporation cannot at this time predict the likelihood of certification of a class in Miranda v. Washington Inventory Service, the outcome of future mediation sessions in either case, or the materiality of the outcome under its indemnity obligations whether these matters are successfully mediated or proceed to litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant:

HUFFY CORPORATION

Date: October 29, 2002	/s/Robert W. Lafferty
By: Robert W. Lafferty Vice President - Finance Chief Financial Officer and Treasurer